SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	Commission File Number:
December 20, 2002	0-27441

XM SATELLITE RADIO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	54-1878819
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.
Washington, D.C. 20002-2194
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(202) 380-4000

Date of Report (Date of earliest event reported):	Commission File Number:
December 20, 2002	333-39178

EXPLANATORY NOTE

This current report on Form 8-K is filed by XM Satellite Radio Holdings Inc. (the “Company”).

Item 5.    Other Events.

The information set forth herein provides interim financial information.

	November 30, 2002	September 30, 2002
	(in thousands, except per share data)
Unaudited Select Consolidated Balance Sheets Data
Cash, cash equivalents and short-term investments	$60,062	$84,318
Restricted investments	29,591	29,370
Property and equipment in service, net	1,004,475	1,030,178
Total assets	1,196,491	1,245,896
Total long-term debt, net of current portion	409,835	412,918
Total liabilities	537,646	499,071
Stockholders’ equity	658,845	746,825

Notes to Unaudited Select Consolidated Balance Sheets Data

(1)    Principles of Consolidation and Basis of Presentation

The unaudited select consolidated balance sheets data includes the accounts of XM Satellite Radio Holdings Inc. and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. In the opinion of management, the above unaudited select consolidated balance sheets data reflects all adjustments, consisting of only normal recurring entries, necessary for a fair presentation of the consolidated financial position of XM Satellite Radio Holdings Inc. and its subsidiaries, as of November 30, 2002 and September 30, 2002. The select consolidated balance sheets data is unaudited and does not include all related footnote disclosures. The interim unaudited select consolidated balance sheets data should be read in conjunction with the Company’s audited financial statements included in its filings with the Securities and Exchange Commission.

(2)    Goodwill and Other Intangible Assets

On November 30, 2002, the Company conducted its Step 1 impairment analysis under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) and determined that the carrying value of the Company’s net assets exceeded the fair value of the Company. Accordingly, the Company is required to conduct its Step 2 impairment analysis and may be required to record an impairment charge during the fourth quarter of 2002. The carrying value of the DARS license and the goodwill was $144,042 and $11,461, respectively, at November 30, 2002. The unaudited select consolidated balance sheets data does not include any adjustments to provide for the possible impairment, if any.

(3)    Book Value Per Share Calculation

Book value per share at November 30, 2002 was $3.00. Book value per share means stockholders’ equity ($658,845) minus the liquidation preferences of the Company’s Series A convertible preferred stock ($102,739), Series B convertible redeemable preferred stock ($43,364), and Series C convertible redeemable preferred stock ($238,133) divided by the number of Class A common stock outstanding at November 30, 2002 (91,643,794 shares).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ JOSEPH M. TITLEBAUM
Joseph M. Titlebaum Senior Vice President, General Counsel and Secretary

Date:  December 20, 2002